Andy Myers becomes CEO of Scientific Learning;

Bob Bowen will serve as Executive Chairman

Media Contact: Jessica Lindl Vice President of Marketing Scientific Learning Corporation (510) 625-6784 jlindl@scilearn.com	Investor Contact: Bob Feller Chief Financial Officer Scientific Learning Corporation (510) 625-2281 investorrelations@scilearn.com

Oakland, Calif. – January 2, 2009 - Scientific Learning Corporation (NASDAQ:SCIL) today announced that D. Andrew Myers has been promoted to be Chief Executive Officer of the Company, effective January 1, 2009. Mr. Myers has served as the Company’s President and Chief Operating Officer since January 2008. Robert Bowen, who has served as Chairman and Chief Executive Officer since June 2002, has become Executive Chairman. It is expected that Mr. Myers will be elected to the Board of Directors in the first quarter of 2009.

Rodman W. Moorhead III, the Company’s Lead Director stated, "We are grateful for Bob’s leadership over the last 6 ½ years, and we are excited about this transition. Over the past year, we have experienced Andy’s skill as a leader in guiding our K-12 sales and operations, and we are confident in his ability to take on the additional responsibilities of CEO. Bob came out of retirement to join us back in 2002, and successfully led the Company through major sales and product transitions over the past seven years. We are pleased that he has agreed to stay on for a while as Executive Chairman, focusing on major customer relationships.”

The Company’s Board of Directors voted unanimously to appoint Andy Myers CEO. Mr. Myers came to Scientific Learning from Pearson Education, where he spent 11 years in positions of increasing responsibility in sales, marketing and high level general management. Mr. Myers holds an MBA from the Haas School of Business at the University of California, Berkeley, and a BS in finance from the University of Utah.

“During the past year, Andy and I have worked closely together to arrive at this day and we’ll continue to work together through the transition,” said Mr. Bowen. “I am extremely confident in Andy’s skill and abilities as well as those of the veteran management team he has assembled for this stage of our growth. Scientific Learning and its customers, shareholders, employees, and our unique innovation are in great hands as we head into the future.”

“I am delighted to take on the challenge of leading all of Scientific Learning,” said Mr. Myers. “Our Leadership Team is world-class, and our employees are skilled and committed to our mission. The economic and financial conditions are challenging, but we continue to be committed to bringing our unique products to more learners in a variety of settings and building value for our shareholders.”

Mr. Myers continued, "I am especially pleased to begin the new year with my full leadership team in place, which includes our recently hired CFO Bob Feller and SVP of Sales and Services Dave Myers, plus founder Bill Jenkins as Chief Technology Officer, Sherrelle Walker as Chief Education Officer, Gina Larue as Vice President HR and Linda Carloni and Jessica Lindl, whom I have promoted to Senior Vice-President positions for General Counsel and Marketing/Product Management respectively. This is a diversely talented and cohesive group capable of leading this company to the realization of its great potential."

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM is the only reading solution to combine advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to future growth in sales, revenue, profits and other financial results. Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q for the third quarter of 2008 (Part II, Item 1A, Risk Factors), filed November 7 , 2008.  The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.